Exhibit 10.27

MONTROSE ENVIRONMENTAL GROUP, INC.

GRANT NOTICE FOR 2017 STOCK INCENTIVE PLAN

STOCK OPTION

FOR GOOD AND VALUABLE CONSIDERATION, MONTROSE ENVIRONMENTAL GROUP, INC. (the “Company”), hereby grants to Optionee named below the stock option (the “Option”) to purchase up to the number of shares of its $0.0001 par value Common Stock (the “Common Stock”) that are covered by this Option, as specified below, at the Exercise Price per share specified below and upon the terms and subject to the conditions set forth in this Grant Notice, the Montrose Environmental Group, Inc. 2017 Stock Incentive Plan (the “Plan”) and the Standard Terms and Conditions (the “Standard Terms and Conditions”) adopted under such Plan and provided to Participant, each as amended from time to time. This Option further is granted pursuant to the Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions.

Name of Participant:

Option Number:

Grant Date:

Number of Shares of Common Stock covered by Option:

Exercise Price Per Share:	$

Expiration Date:

Type of Option:	Incentive Stock Option Nonqualified Stock Option

Vesting Schedule:

Change in Control Treatment:	The unvested portion of this Option shall vest in full and become exercisable immediately prior to the consummation of a Change in Control.

By accepting this Term Sheet, Participant acknowledges that he or she has received and read, and agrees that this Option shall be subject to, the terms of this Term Sheet, the Plan and the Standard Terms and Conditions applicable for awards subject to mandatory net share settlement.

MONTROSE ENVIRONMENTAL GROUP, INC.
Participant Signature
By
Title:	Address (please print):

1

MONTROSE ENVIRONMENTAL GROUP, INC.

STANDARD TERMS AND CONDITIONS FOR

STOCK OPTIONS

These Standard Terms and Conditions apply to the Award of restricted stock granted pursuant to the Montrose Environmental Group, Inc. 2017 Stock Incentive Plan (the “Plan”), which are evidenced by a Grant Notice. In addition to these Terms and Conditions, the Options shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

1.	TERMS OF OPTION

Montrose Environmental Group, Inc., a Delaware corporation (the “Company”), has granted to the Participant named in the Grant Notice provided to said Participant herewith (the “Grant Notice”) a stock option (the “Option”) to purchase up to the number of shares of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”), set forth in Grant Notice, at the purchase price per share and upon the other terms and subject to the conditions set forth in the Grant Notice, these Standard Terms and Conditions (as amended from time to time), and the Plan specified in the Grant Notice (the “Plan”). For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to any Subsidiary.

2.	TYPE OF OPTION

If designated in the Grant Notice as an Incentive Stock Option and the Participant is an employee, the Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). However, to the extent that the Option exceeds the $100,000 limit in Section 422, such excess Option shall be treated as a Nonqualified Stock Option. Further, if for any reason this Option (or portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option granted under the Plan. In no event shall the Company or any of its respective employees or directors have any liability to Participant (or any other person) due to the failure of the Option to qualify for any reason as an Incentive Stock Option.

If designated in the Grant Notice as a Nonqualified Stock Option, the Option is not intended to be an incentive stock Option under Section 422 of the Code and will be interpreted accordingly.

3.	EXERCISE OF OPTION

The Option shall not be exercisable as of the Grant Date set forth in the Grant Notice. After the Grant Date, to the extent not previously exercised, and subject to Section 8 of the Plan, the Option shall be exercisable to the extent it becomes vested, as described in the Grant Notice, to purchase up to that number of shares of Common Stock as set forth in the Grant Notice provided that Participant does not experience a Termination of Employment. If the Option is an Incentive Stock Option, Participant’s Termination of Employment (or, to the extent applicable, change in relationship with the Company) may result in the Option no longer qualifying as an Incentive Stock Option, and therefore being taxed as a Nonqualified Stock Option, pursuant to applicable law.

To exercise the Option (or any part thereof), Participant shall deliver a “Notice of Exercise” to the Company specifying the number of whole shares of Common Stock Participant wishes to purchase and how Participant’s shares of Common Stock should be registered (in Participant’s name only or in Participant’s and Participant’s spouse’s names as community property, as joint tenants with right of survivorship, or such other form of personal ownership allowed by the Company in the Participant’s locality or state of residence).

The exercise price (the “Exercise Price”) of the Option is set forth in the Grant Notice. The Company shall not be obligated to issue any shares of Common Stock until Participant shall have paid the total Exercise Price for that number of shares of Common Stock. The Exercise Price may be paid in cash or by certified or cashiers’ check, or such other method as determined by the Committee.

Fractional shares may not be exercised. Shares of Common Stock will be issued as soon as practical after exercise. Notwithstanding the above, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the exercisability of the Option or the delivery of shares hereunder would violate any federal, state or other applicable laws.

4.	TERMINATION OF EMPLOYMENT

The Participant’s Option shall be treated pursuant to Section 8 of the Plan in the event of Termination of Employment.

Upon the Participant’s Termination of Employment for any reason prior to the Company’s Common Stock being listed on any established stock exchange, system or market, the Company may repurchase any shares of Common Stock issued pursuant to this Option. The Company’s repurchase right shall have a term of ninety (90) days after the date of the Participant’s Termination of Employment. The repurchase price shall equal the Fair Market Value of the Common Stock as of the date of the repurchase. The Company may pay the repurchase price to the Participant in cash (or equivalent readily available funds) or by issuance of a promissory note payable in equal annual installments over three years, with the outstanding principal of the note bearing interest at the rate of 3% per annum.

5.	EXPIRATION OF OPTION

Except as provided in this Section 8 of the Plan, the Option shall expire and cease to be exercisable as of the Expiration Date set forth in the Grant Notice.

6.	CONDITIONS AND RESTRICTIONS ON OPTION SHARES

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (c) restrictions in connection with any underwritten public offering by the Company of the Company’s securities pursuant to an effective registration statement filed under the Securities Act of 1933, (d) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (e) provisions requiring shares of Common Stock to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

At no time will the Participant will have the right to require the Company to purchase from the Participant any shares of Common Stock acquired by the Participant under the Option.

7.	INCOME TAXES

The Participant will be subject to federal and state income and other tax withholding requirements on the date (generally, the date of exercise) determined by applicable law, based on the excess of the fair market value of the shares of Common Stock underlying the portion of the Option that is exercised over the Exercise Price. The Participant will be solely responsible for the payment of all U.S. federal income and other taxes, including any state, local or non-U.S. income or employment tax obligation that may be related to the exercise of the Option, including any such taxes that are required to be withheld and paid over to the applicable tax authorities (the “Tax Withholding Obligation”). The Participant will be responsible for the satisfaction of such Tax Withholding Obligation in a manner acceptable to the Company in its sole discretion.

The Company may refuse to issue any shares of Common Stock to the Participant until the Participant satisfies the Tax Withholding Obligation. The Participant acknowledges that the Company has the right to retain without notice from shares issuable upon exercise of the Option (or any portion thereof) or from salary or other amounts payable to the Participant, shares or cash having a value sufficient to satisfy the Tax Withholding Obligation.

The Participant is ultimately liable and responsible for all taxes owed by the Participant in connection with the Option, regardless of any action the Company takes or any transaction pursuant to this Section 7 with respect to any tax withholding obligations that arise in connection with the Option. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or exercise of the Option or the subsequent sale of any of the shares of Common Stock acquired upon exercise of the Option. The Company does not commit and is under no obligation to structure the Option to reduce or eliminate the Participant’s tax liability.

8.	NON-TRANSFERABILITY OF OPTION

Unless otherwise provided by the Administrator, the Participant may not assign or transfer the Option to anyone other than by will or the laws of descent and distribution and the Option shall be exercisable only by the Participant during his or her lifetime. The Company may cancel the Participant’s Option if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 8.

9.	LIMITATION OF INTEREST IN SHARES SUBJECT TO OPTION

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Grant Notice or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person upon exercise of the Option or any part of it. Nothing in the Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

10.	NOTIFICATION OF DISPOSITION

If the Option is designated as an Incentive Stock Option in the Grant Notice, Participant shall give prompt notice to the Company of any disposition or other transfer of any shares of Common Stock purchased pursuant to these Standard Terms and Conditions if such disposition or transfer is made (a) within two (2) years from the Grant Date with respect to such shares of Common Stock or (b) within one (1) year after the transfer of such shares of Common Stock. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

11.	NOTICES

All notices, requests, demands and other communications pursuant to these Standard Terms and Conditions shall be in writing and shall be deemed to have been duly given if personally delivered, telexed or telecopied to, or, if mailed, when received by, the other party at the following addresses (or at such other address as shall be given in writing by either party to the other):

If to the Company to:

Montrose Environmental Group, Inc.

1 Park Plaza #1000

Irvine, CA 92614

Attention:

If to the Participant, to the address set forth below the Participant’s signature on the Grant Notice.

12.	GENERAL

In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

These Standard Terms and Conditions shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

In the event of any conflict between the Grant Notice, these Standard Terms and Conditions and the Plan, the Grant Notice and these Standard Terms and Conditions shall control. In the event of any conflict between the Grant Notice and these Standard Terms and Conditions, the Grant Notice shall control.

All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Committee in its total and absolute discretion.

13.	ELECTRONIC DELIVERY

By executing the Grant Notice, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, and the Option via Company web site or other electronic delivery.